Exhibit 99.4

SeatGeek + RedBall de-SPAC Conference Call Script

Participants:

•	SeatGeek

•	Jack Groetzinger - CEO and Co-Founder

•	Brad Tacy - CFO

•	Teddy Collins - Vice President of Corporate Finance

•	RedBall Acquisition Corp

•	Alec Scheiner – CEO

•	Other

•	Operator

Presentation:

Operator

Hello and welcome to the SeatGeek, Inc. and RedBall Acquisition Corp. business combination conference call. I would now like to introduce the call’s first speaker, Teddy Collins, Vice President of Corporate Finance at SeatGeek. Please go ahead.

Teddy Collins

Thank you for joining us as we announce this exciting milestone for SeatGeek, Inc. and RedBall Acquisition Corp. Joining me on the conference call is Jack Groetzinger-CEO and Co-Founder of SeatGeek, Brad Tacy, CFO of SeatGeek, and Alec Scheiner, CEO of RedBall Acquisition Corp.

Please note that this presentation, as well as the Form 8-K that includes definitive documentation with respect to the proposed business combination described below, can be found at the website of the U.S. Securities and Exchange Commission at www.sec.gov.

The discussion today may contain forward-looking statements including, but not limited to, with regard to SeatGeek and RedBall and their respective expectations or predictions of future financial, business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. You should not put undue reliance on these statements. You should understand that such forward-looking statements involve risks and uncertainties, including the items discussed under the risk factors beginning on slide 42 of the presentation. Such factors may be updated from time to time in RedBall’s filings with the SEC, which are available on the SEC website, and they may cause actual results or performance to differ materially from those indicated by such statements. RedBall and SeatGeek are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

Please refer to the disclaimers starting on slide 2 of the investor presentation for additional information.

And now I would like to introduce RedBall’s CEO Alec Scheiner.

Alec Scheiner

Thank you, Teddy, and thank you everyone for joining us today.

We are excited to be here to announce a combination with SeatGeek, a mobile-centric, live entertainment platform within the sports, media and data analytical sectors, which was exactly our focus when RedBall Acquisition Corp listed, and a space that RedBird Capital, as sponsor, knows intimately. Since our founding in 2014, RedBird Capital has invested in and built companies across the entire sports and entertainment ecosystem, including leagues, teams, media, and intellectual property.

Slide 6 provides a snapshot of our experience and the range of our expertise. Particularly relevant for today’s discussion is On Location Experiences, a company we created in 2015 in partnership with the NFL, offering curated premium live event experiences for the Super Bowl and, through strategic acquisitions and partnerships with rights holders, expanded into more than 150 other events in sports and music. Through On Location, we experienced first-hand the difficulties of the archaic ticketing ecosystem that SeatGeek is solving. Our view is that much of the ticketing and live event space remains ripe for disruption and we believe SeatGeek will continue to lead that transformation.

Now, let me turn the call over to Jack Groetzinger, SeatGeek’s CEO and founder, to walk through the business’s unique strategy and incredible growth trajectory.

Jack Groetzinger

Thanks Alec, and thank you to everyone for joining today. I imagine that many of you are familiar with SeatGeek as fans, but today we are excited to walk you through SeatGeek as a business. For those of you following along in the accompanying slides, I am going to begin on slide 9 and walk you through why we are so excited to be speaking with you today.

We started SeatGeek because we believe in the power of live events. We believe that live events are life-affirming. They are often some of the best moments that we and other fans have, an opportunity to do something with people we love.

But, as we saw it, the fan experience leading up to live events was just really, really broken. As much as people love events themselves, the fan experience beforehand, especially the process of finding and buying tickets, was almost universally disliked and not at all consumer friendly.

We saw an opportunity to change that. To use technology to turn an industry full of hidden fees, of opacity and friction, into a simple, delightful experience.

On Slide 10 you will see an overview of SeatGeek. SeatGeek is a full-stack, mobile-centric live event platform. We are, at our core, a technology company. And importantly, we deliver technology that enables the entire live event experience. Everything from a venue issuing tickets and running their box office, to fans buying tickets and getting into a game on their mobile apps. This is possible because of our tech-first approach and deep vertical integration, with everything that SeatGeek offers integrated within a single technology stack. And as a result, we’re ultimately able to deliver better experiences for customers and better value for clients, resulting in a whole that is significantly more than the sum of the parts.

Going to the next slide, the live entertainment market is huge, estimated to be $126 billion globally in 2022. We started as a company focused on the $12 billion US secondary, or resale, ticket market. Since then we have expanded to address the broader market, with significant primary and secondary businesses in the United States, and a global presence as well.

While live entertainment was obviously severely impacted by COVID, we’ve already seen stadiums return to full capacity, and major music tours moving from arena to arena. The rebound has been quick and it has been powerful. And given the pent-up supply and demand, we expect strong industry-wide market growth for the next few years.

As you turn to slide 12, SeatGeek’s growth and development tracks with the three key stakeholders in the live event space.

We started as a ticket aggregator back in 2009, focused purely on fans – the first key stakeholder group – and on helping them search across multiple websites to find where they could get the best deal, which previously was a huge source of pain for consumers.

In 2014 we began the transition into a true marketplace, one that supports both buyers and sellers. Those sellers could be anyone with a ticket, from a professional ticket seller, to a season ticket holder, to someone who at the last minute can’t attend their event.

Our next big step a few years later was to launch our enterprise business, with our proprietary technology helping rightsholders and teams, venues, Broadway promoters and musical artists. This step allowed us to truly power their business, and have them sell tickets directly on our platform.

So when you look at our evolution as a company, we have grown to serve all the three key stakeholders in our market. And, flipping to slide 13, we do that, you’ll see, in a way that is deeply integrated. Ticketing is an industry that for a really long time, has been stuck in a pre-internet paradigm. Pre-internet you would, for example, need to call a hotel to book a room. Now, of course, you can choose your preferred shopping experience from hundreds of sites or apps to secure that room. Which means as a result less rooms go empty, and competition drives a superior purchase experience for consumers. And we really believe ticketing can be the same, but for so long the pre-internet, single-distribution mentality has persisted.

And that has created all sorts of problems for each stakeholder group. For example, most sports teams today are only able to sell tickets on a single primary ticket website, which just flies in the face of general expectations today of how e-commerce should work. Ideally, you’re allowed to sell something on the internet, across many different distribution points all at the same time. And once that sale happens, the data and information from that sale flows freely to allow for seamless purchase fulfillment, and ultimately a happy and loyal user. SeatGeek exists to solve this and many other problems that you see listed on this slide, and we do that using technology.

As you can see on slide 14, we’re one of the only ticketers that offers this fully-integrated experience. Our products cover the entire stack, and this ultimately leads to a better user experience, shown here by our significantly higher Net Promoter Score compared to competitors.

Starting with the next slide, I want to give a very quick high-level overview of the SeatGeek platform and how it serves our various stakeholders. I’d like to call your attention to the level of detailed architecture that we have built here at SeatGeek. This is not a product that can be easily replicated. But, to our end-users, our product is elegant, simple and incredibly easy to use.

This technical foundation and lead that we’ve built has given us a sustainable competitive advantage, which is why we’ve invested, and continue to invest, substantial time and money into building it. In fact, we spend about half of our OpEx on product engineering, which we believe is meaningfully higher than other companies in our space.

Slide 16 provides a high-level view of the fan experience buying tickets on SeatGeek, from discovery and purchase decision to returns and resale. Most fans use SeatGeek to buy tickets on their phones, an area where we’ve invested considerably and continue to improve every day.

I’d like to call out a few of our more popular and industry-first features. Deal Score rates each ticket based on how good a deal it is. So if there are 3,000 tickets, for example, at a given venue, all at different prices, no human brain can compare all of those in real time, but Deal Score does it for you and helps you find the very best deal. We also just launched a revolutionary new feature for our industry called Swaps, which allows fans to return tickets if they can’t attend anymore. Ticketing is an industry that historically has not had a return policy. It just hasn’t been possible to return a ticket to an event after you bought it, but with Swaps that changes. Now, when folks buy on SeatGeek, if they change their mind, they’re able to return their ticket for credit to use on a future purchase. In our extensive tests, this feature has proven to be incredibly popular with our consumers.

Moving to slide 17, we see a simplified view of our enterprise product. SRO is at the core, with tools on top of it like Amplify and Open providing comprehensive features for clients to visualize data, see where tickets are selling, and distribute tickets via the channels and prices they choose. This is all highly configurable, allowing us to implement complex, custom business logic for our clients.

As you can see by some of the logos here, the SeatGeek Enterprise product already serves some of the largest venues on earth. We believe this is really a case where there was just not a viable alternative in the market for a long time. And now that there is, major teams and venues are switching quickly because they love our product and the experience we provide for their fans.

On slide 18 you will see an overview of a product that demonstrates just what’s possible when you have a relationship with the fan, direct API connections, and a business partnership with the venue.

Rally, which we’ve released recently, allows the experience on SeatGeek to continue after a fan scans into a game or show, and enables all sorts of use cases. That could be buying food. It could be buying beer. It could be upgrading your seat. It could be buying merchandise. Rally opens up a number of new revenue channels for us. Pure secondary companies that do not have enterprise relationship are simply unable to offer anything similar.

Moving to the next slide, I want to drill down on the significant competitive and economic advantage SeatGeek derives from the vertical integration of creating software that fans, sellers, and rightsholders all use. First, we are able to create a much better user experience than would otherwise be possible, as I’ve already discussed. And second, we are able to capture significantly better economics for ourselves and our enterprise partners.

So together, these two forces create a powerful flywheel. When a venue switches to SeatGeek, its fans install the SeatGeek app and become our users, hopefully coming to really love the experience and relying on SeatGeek to buy tickets for events not only at our client’s venue, but everywhere. More fans buying tickets attracts even more sellers onto our platform, which allows us to make an even more compelling economic value proposition to potential new clients. This drives the flywheel.

The concrete value of our integrated strategy and flywheel manifests itself in many different ways, including one of the key drivers of our industry – which is conversion rate. We define that as transactions over page views. You’ll see on slide 20. Our data shows that when a venue switches to SeatGeek the conversion rate on SeatGeek for that venue’s tickets immediately jumps by over 50%.

And as shown on slide 21, the lift in user acquisition and conversion we achieve through enterprise partnerships drives long-term, sustainable growth for SeatGeek in three ways. First, we see a significant growth in secondary revenue for tickets that are sold in those venues relative to pre-partnership levels. Second, we drive incremental revenue from what I was describing just moments ago, which we call market uplift, again a situation where a fan downloads SeatGeek and uses SeatGeek to buy tickets outside of the venue in the broader market. And third, we generate revenue from primary ticket sales.

I want to emphasize that this is something unavailable to most of our competitors. A pure secondary player would not have the ability to benefit from the second two sources of revenue you see here, which gives us a real, sustainable, competitive advantage.

It also means that as we sign more enterprise deals, we’re effectively expanding into a new larger addressable market, while at the same time taking more share in the secondary market that we’ve historically been focused on.

Going to the next slide, one way to think about enterprise deals is as an efficient form of user acquisition for SeatGeek overall. And in fact, enterprise deals tend to be about two to three times more efficient on a return on ad spend basis compared to search engine marketing, which is the predominant user acquisition channel in our space. While search engine marketing is still a valuable marketing channel for us, our enterprise deals give us another sustainable competitive advantage here and have a very strong return on investment. This is because we’re able to deploy much larger amounts of money than we would be via search engine marketing alone, and to do so at a higher return.

On slide 23 you will see that our flywheel, driven by both the user experience and economic benefits of vertical integration, has generated strong and accelerating growth in our enterprise business. Since 2017, some of the largest venues on earth have moved onto SeatGeek’s enterprise platform. In fact, by the first half of 2021 we had already booked our largest year ever, in terms of new revenue added via client signings.

To close out this discussion, on slide 24 I wanted to briefly give you an example of how this works in practice, using the Dallas Cowboys as a case study. We initially signed with the Cowboys in 2018. AT&T Stadium is, you may know, one of the biggest venues in the U.S. and the Cowboys have been consistently ranked by many as the most valuable sports team on earth. We are just extremely, extremely proud to have been able to have a positive impact on their business. We saw a huge increase in net promoter score among Cowboys fans, and a huge reduction in the number of customer service contacts that the box office had to deal with, because at the end of the day SeatGeek’s technology is easier for fans to use. It’s easier to buy tickets and get into the stadium, meaning a lot fewer fans need to reach out for help.

We’ve also been fortunate to work with Dallas on the data and pricing side of their business to help them value tickets more efficiently. We view this as a really interesting and incremental revenue driver down the road.

Flipping to slide 25 and zooming out to look at the SeatGeek business as a whole, this is why we just get really excited about what we’re building. Pre COVID, we were growing at 70% annually on a compounded basis.

As you can see on slide 26, we responded to COVID by focusing on investing in the business. We raised additional money. We successfully held on to the vast majority of our team, unlike many others in our space, and we doubled down on improving the product further, on preparing for post-COVID, on signing more clients, and doing all sorts of other things that ultimately made our business even stronger. We’ve seen the impact of these actions reflected in our market share as live events have begun to return, with a 430 basis point increase in market share in the first half of 2021 versus 2019.

And we are very bullish that we can continue to grow share, especially with the next generation of ticket buyers as shown on slide 27. Relative to our competitors, SeatGeek has carved out a strong position in the ticketing industry with Gen Z users. And we’ve really been able to see that as those fans grow up with us, and as their income increases they are starting to spend even more on SeatGeek.

One of the reasons we resonate so strongly with Gen Z consumers is because we have built an authentic influencer marketing strategy – and also have a brand that influencers are drawn to. Our influencer marketing often centers around sponsorships with creators and influencers on channels like YouTube, podcasts and other social sites. The exclusive nature of many of these relationships means we are able to efficiently continue scaling our influencer marketing, setting us up well for years to come.

Having talked through the business, I want to now move to slide 28 and talk about how we are going to invest in the future of SeatGeek. Broadly speaking there are two main buckets in which we are planning to deploy capital raised through this deal and as a public company.

First of all, we intend to double down on what’s already working. I’ve talked about much of that already. We will continue to accelerate investing in DMA centric growth by signing enterprise clients. We will continue to scale performance marketing, leveraging our marketplace and data to drive incremental transactions. We also just launched a rebrand this summer and think there’s a huge opportunity for us to increase awareness, which would make all of our other channels more efficient.

Second, as I mentioned earlier, we are first and foremost a technology company and will continue to invest to extend our competitive advantages in this area. We have always differentiated ourselves by having the best technology and using our technology to evolve the industry and push it forward. And we are absolutely going to keep doing that.

I want to close by briefly talking about our team, which you can see here on slide 29. What I think is noteworthy for us is that of the 10 faces you see on this slide, nine of them were here pre COVID and have stuck through the last few years because there’s a huge opportunity for SeatGeek on the other side of this. All of us have been very focused on using the last two years to increase the talent level within SeatGeek to the highest level possible. As we scale our team post COVID, we are building upon the incredible group of folks we already have, while maintaining our innovative culture, really giving us a team that’s able to sustain our technology advantage for the long term. Everyone at SeatGeek looks forward to pushing the industry forward by building amazing products.

I’m now going to hand things over to our CFO Brad Tacy to talk through our financials and some details of the transaction.

Brad Tacy

Thanks Jack, and thanks everyone for being here. Turning to slide 31, one of the most important vectors by which we measure success here at SeatGeek is our growth rate relative to the market, oftentimes using the secondary market as a proxy. We measure that over a two to three year time horizon, and the reason for that is twofold:

One, the live entertainment industry varies on a day-to-day, week-to-week,

quarter-to-quarter and even a year-over-year basis. The number of concerts, when they go on sale and their quality and locations are difficult for us to predict. Team performance, the length of playoff series and matchup quality could dramatically influence year over year results. This is compounded by SeatGeek Enterprise team performance, which will add volatility until we’ve reached scale. So what we try to do is look at growth over a two to three year time horizon, as we believe this is a better indicator of our underlying business performance.

In addition, this approach matches our investment strategy. We allocate capital and resources towards the investments that materially benefit sustainable growth, and long term competitive advantages. The results of this thesis are evident on the chart—leading up to COVID19, our three year compounded annual growth rate was 64%, compared to the overall secondary market that grew around 8% over that same period of time.

So as we look at our growth leading into 2022 on slide 32, the projections that we have in our model today forecast revenue of $345 million dollars equating to a three year compounded annual growth rate of 34%. Given the observed marketshare gains throughout the pandemic and our 64% three year compound annual growth rate leading up to it, we feel that there is upside potential in our forecast. It’s also what is powering our growth in 2022 however that differentiates us and gives us confidence in our long term projections:

One, we intend to invest more marketing dollars into channels that have driven growth for us in the past; this includes SEM but it also includes doubling down on influencer spend which, as Jack mentioned earlier, has become a distinctive and valuable growth channel for us over the years. In addition, we’ll continue to test new channels to ensure we’ve reached as many new customers as possible. We will continue to invest in these channels with strict requirements on expected returns across our overall marketing portfolio.

The second key lever of growth that is really exciting, and unique to SeatGeek, is our ability to rapidly grow at a geographic, or DMA level which Jack explained earlier. We often invest within a DMA through enterprise partnerships, branded and co-branded marketing spend, and assisting with pricing and distribution of local inventory. While these investments can be made independently, we’ve found that the returns are magnified when done together. 2022 will be the first time in SeatGeek’s history that this vector of growth will outweigh our growth of general secondary purchases, which we believe provides us with a long term competitive advantage going forward.

And so turning to slide 33, strong topline growth, and operating leverage inherent in a technology-driven marketplace, create sizable opportunities for sustainable EBITDA margin gains. Over the long term we expect our business model to yield 30 to 35% adjusted EBITDA margins. We believe this outlook is supported by Live Nation’s results in 2019 within their ticketing segment, which had a 31% adjusted operating margin, having grown from nearly 29%, just a year earlier. The gains that we’re seeing in overall market share, and the ability to deliver an audience more efficiently, is being seen over time here.

Importantly, as Jack mentioned before, there’s a J-curve associated with some of the areas of investment that we’re making now, particularly within SeatGeek Enterprise deals, where it typically takes one to three years to pay back our initial investment in each major partnership. Jack has described the momentum that we’re seeing with our enterprise client growth, which we forecast to continue going forward. Given that, and the initial investment that we make with each deal, we expect to see headwinds to margin expansion in favor of tailwinds for revenue growth and marketshare capture over the next few years. Importantly, as our client cohorts mature we anticipate seeing long term margin growth outweigh new client investment. We intend to be near breakeven in 2023 and profitable thereafter.

As I mentioned before, our goal is to drive long-term earnings growth by continuing to reinvest in the business, signing more and more teams and venues, and bringing more and more audiences into SeatGeek aggressively over the next five years. This also means we are not going to be optimizing towards short term EBITDA margins. Our vision is to really transform the entire live entertainment ecosystem, but we need to introduce that entire ecosystem to SeatGeek first.

Moving to slide 34, as we see a projection of key components of our P&L that are an output of many of the drivers we spoke about today. Over time, as we grow our consumer and client base, we will continue to realize efficiency gains in scaled services providing gross margin expansion from 65% to 75% in 2025. In addition, as we establish brand awareness, we expect to recognize further efficiencies of scale in our marketing portfolio.

On slide 35 we summarize what really excites me about this transaction—the rare situation of a strategic sponsor, with an unparalleled history of driving strong synergies within sports and entertainment in Redbird Capital, combined with funds in trust of RedBall Acquisition Corp, that will significantly exceed the funding requirements of our rapidly growing business that we presented in our P&L today.

Heading into the transaction, we have a net cash position of $49m dollars. Our overall business forecast that we went through today is based on anticipated funding of $99m until we’re profitable, or about $50m more than our current net cash position allows. Netting that initial investment and fees of the SPAC and PIPE funds at closing, assuming no redemptions by RedBall shareholders, we could potentially have upwards of $569 million dollars in cash remaining to fund significant investments beyond what we’ve discussed today. These investments could range from strategic M&A, to international expansion to synergistic partnerships across the industry.

We are one of the fastest growing companies in our market, equipped with a differentiated long term competitive advantage, a strong balance sheet and a strategic partner to expand with. We’re very excited about the opportunity ahead. We’re well positioned to change the way people interface with live entertainment, and we can’t wait to help people experience more live.

I’ll now turn the call back over to Alec to briefly discuss deal valuation.

Alec Scheiner

Thank you Brad.

As we evaluated potential merger partners, it was very important to find a great strategic fit where we can drive growth in a differentiated company but also deliver significant upside opportunity for our shareholders relative to the target’s stand-alone valuation.

As I discussed at the start of the call, we feel SeatGeek is at the absolute sweet spot for RedBall. Our team is excited to deploy our experience across sports, media and data analytics to help accelerate SeatGeek’s growth.

We also believe that SeatGeek’s superior technology and continued innovation provides meaningful upside to the valuation of this transaction. The analysis on slide 36 supports this view. We look at projected future enterprise value and discount back to today to derive a current valuation. Comparable public companies trade around 3.5x to 4.5x revenue today. Certain later stage marketplace comps trade at higher multiples primarily due to scale, growth, profitability, or a combination of these traits. So that is to say, we think there is potential upside to this 3.5x to 4.5x range, but that it is appropriately conservative for this analysis. By applying a 3.9x multiple near the midpoint of this range to SeatGeek’s estimated 2025E revenue on a stand-alone basis, discounted at an illustrative discount rate of 20%, we arrive at an estimated present value of $2.7 billion.

This represents a 100% upside to the transaction enterprise value of $1.35 billion.

We think this transaction offers a highly attractive investment opportunity, and we could not be more excited to assist Jack, Brad and the entire SeatGeek team in continuing to transform the live events space with absolutely the best, vertically-integrated technology platform out there.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.